Exhibit 10.32
LIFECORE BIOMEDICAL, INC.
INCENTIVE STOCK OPTION AGREEMENT
     THIS OPTION AGREEMENT is made as of the _____ of ______, 20_____ between Lifecore Biomedical, Inc., a Minnesota corporation (hereinafter called the “Company”), and ____________ an employee of the Company or one or more of its subsidiaries (hereinafter called the “Optionee”).
     WHEREAS, the Company desires, by affording the Optionee an opportunity to purchase shares of its Common Stock (the “Common Stock”), as hereinafter provided, to carry out the purpose of the 2003 Stock Incentive Plan (the “Plan”) of the Company approved by its shareholders.
     NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereby agree as follows:
1.	Grant of Option. The Company hereby grants to the Optionee the right and Option (hereinafter called the “Option”) to purchase from the Company all or any part of an aggregate amount of ____________ shares of the Common Stock of the Company on the terms and conditions herein set forth. The Option granted hereunder is intended to be an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986.

2.	Purchase Price. The purchase price of the shares of the Common Stock covered by this Option shall be $________ per share.

3.	Term of Option. The term of the Option shall expire on __________ (the “Expiration Date”) subject to earlier termination as hereinafter provided.

4.	Exercise of Option. The Option may be exercised as follows:
(a)	On and after _________, the Option may be exercised as to _______ shares.

(b)	On and after _________, the Option may be exercised as to _______ shares.

(c)	On and after _________, the Option may be exercised as to _______ shares.

(d)	On and after _________, the Option may be exercised as to _______ shares.
     In no event shall the Option be exercisable after the Expiration Date.
5.	Non-Transferability. The Option shall not be transferable otherwise than by will or the laws of descent and distribution, and the Option may be exercised, during the lifetime of the Optionee, only by the Optionee.
6.	Termination of Employment. In the event the employment of the Optionee shall be terminated for any reason other than death, Disability, or Retirement (as defined below) any unexercised Option may be exercised by the Optionee at any time within ninety (90) days of such termination, but only to the extent the Option was exercisable by the Optionee on the date of termination; provided, however, that in the event of termination for Cause (as defined below), such Option shall terminate immediately upon such termination of employment. In no event shall any Option be exercisable after the Expiration Date specified in Section 3 hereof. So long as the Optionee shall continue to be an employee of the Company or one or more of it subsidiaries, the Option shall not be affected by any change of duties or position. Nothing in this Option Agreement shall confer upon the Optionee any right to continue in the employ of the Company or of any of its subsidiaries or interfere in any way with the right of the Company or any such subsidiary to terminate the employment of the Optionee at any time.
7.	Death, Disability, or Retirement of Optionee. If the Optionee shall die, or shall suffer a Disability, or terminate employment as a result of Retirement (as defined below) while this Option is in effect, the Option may be exercised by the person to whom the Option is transferred by will or the applicable laws of descent and distribution (in the case of death) or by the Optionee or his or her legal representative (in the case of Disability) or by the Optionee (in the case of Retirement) at any time within twelve (12) months after the Optionee’s death, termination of employment as a result of Disability, or Retirement, but in no event later than the Expiration Date specified in Section 3 hereof.
8.	Method of Exercising Option. Subject to the terms and conditions of the Plan, the Option may be exercised by written notice to the Accounting Department at the principal office of the Company. Such notice shall state the election to exercise the Option and the number of shares in respect of which it is being exercised, and shall be signed by the person so exercising the Option. Such notice shall be accompanied by payment of the full purchase price of such shares, which payment shall be made in cash or by check or bank draft payable to the Company. In the sole discretion of the Company, the Optionee may pay the purchase price by delivering shares of Common Stock of the Company already owned by the optionee (which in the case of stock acquired upon exercise of an option have been owned for more than six months on the date of surrender) with a fair market value equal to the purchase price or by a combination of cash and such shares, whose fair market value shall equal the purchase price. For purposes of this paragraph, the “fair market value” of the Common Stock of the Company shall be established in the manner set forth in the Plan.
The certificate or certificates for the shares as to which the Option shall have been so exercised shall be registered in the name of the person so exercising the Option, or if the Optionee so elects, in the name of the Optionee and one other person as joint tenants, and shall be delivered as soon as practicable after the notice shall have been received. In the event the Option shall be exercised by any person other than the Optionee, such notice shall be accompanied by appropriate proof of such right of such person to exercise the Option. All shares that shall be purchased upon the exercise of the Option as provided herein shall be fully paid and nonassessable.
9.	Option Plan. This Option is subject to certain additional terms and conditions set forth in the Plan pursuant to which this Option has been issued. A copy of the Plan is on file with the Chief Financial Officer of the Company and each Option holder by acceptance hereof agrees to and accepts this Option subject to the terms of the Plan.
10.	General. The Company shall at all times during the term of the Option reserve and keep available such number of shares of Common Stock as will be sufficient to satisfy the requirements of this Option Agreement, shall pay all original issue and transfer taxes with respect to the issue and transfer of shares pursuant hereto and all other fees and expenses necessarily incurred by the Company in connection therewith, and will from time to time use its best efforts to comply with all laws and regulations which, in the opinion of counsel for the Company, shall be applicable thereto.
11.	Status. Neither the Optionee nor the Optionee’s executor, administrator, heirs, or legatees, shall be or have any rights or privileges of a shareholder of the Company in respect of the shares transferable upon exercise of the Option granted hereunder, unless and until certificates representing such shares shall be endorsed, transferred, and delivered and the transferee has caused the Optionee’s name to be entered as the shareholder of record on the books of the Company.
12.	Common Authority. The existence of the Option herein granted shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

The Option granted herein shall become exercisable in full, without regard to any installment exercise provisions, for a period specified by the Committee, but not to exceed sixty (60) days, prior to the occurrence of any of the following events: (i) dissolution or liquidation of the Company other than in conjunction with a bankruptcy of the Company or any similar occurrence, (ii) any merger, consolidation, acquisition, separation, reorganization, or similar occurrence, where the Company will not be the surviving entity or (iii) the transfer of substantially all of the assets of the Company or 75% or more of the outstanding Common Stock of the Company.
13.	Disputes. As a condition of the granting of the Option herein granted, the Optionee agrees, for the Optionee and the Optionee’s personal representatives, that any dispute or disagreement which may arise under or as a result of or pursuant to this Agreement shall be determined by the Company, in its sole discretion, and that any interpretation by the Company of the terms of this Agreement shall be final, binding and conclusive.

14.	Binding Effect. This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

15.	Definitions. For the purposes of the Option, the following terms shall have the indicated meanings:
(a) “Cause” means a felony conviction of a participant or the failure of a participant to contest prosecution for a felony, willful misconduct, dishonesty or intentional violation of a statute, rule or regulation, any of which, in the judgment of the Company, is harmful to the business or reputation of the Company.
(b) “Disability” means disabled within the meaning of Section 22(e)(3) of the Code as determined by the Committee.
(c) “Retirement” means retirement from active employment with the Company and any Affiliate of the Company either (i) on or after age 65, or (ii) with consent of the Committee at the time of retirement.
     This stock option agreement could be construed to imply that Lifecore expects long term continued financial appreciation in its common stock price in the public equity marketplace. As such, it constitutes a forward looking document as defined in the Private Securities Litigation Reform Act of 1995. Because of numerous risks and uncertainties in Lifecore’s business activity, the Company’s actual business results may differ materially from those implied. Prospective stock option investors are cautioned to refer to more detailed discussions of Lifecore’s specific business risks as presented and updated from time to time in the Company’s reports on Forms 10-Q and 10-K. In addition, even if Lifecore’s business performance does improve, the potential option investor is cautioned that the public stock marketplace may not reflect those improvements in an appreciated price for Lifecore’s common stock.
     IN WITNESS WHEREOF, the Company and the Optionee have executed this Agreement as of the day and year first above written.

LIFECORE BIOMEDICAL, INC.
By
Its President & CEO

Optionee ________________________
Date ____________